Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our reports appearing in this Registration Statement on Amendment No. 8 to Form S-1 (file no. 333-234159) of Moving iMage Technologies, Inc.,

(1)	Our report dated September 30, 2020, with respect to our audits of the Moving iMage Technologies, LLC consolidated balance sheets as of June 30, 2020 and 2019, and the related consolidated statements of operations, changes in members’ equity (deficit) and cash flows for the years then ended;
(2)	Our report dated June 10, 2019, except for the effects of matters discussed in the third paragraph of Note 1 which is as of July 28, 2019, with respect to our audits of the Caddy Products, Inc., balance sheets as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended; and

We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

Parsippany, New Jersey
January 27, 2021